Exhibit 23.1

September 29, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Washington, D.C. 20549

Re: Lexington Resources, Inc. - Form SB-2/A No. 3 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A No.3 Registration Statement dated September 29, 2006, of the following:

  Our Report to the Stockholders and Board of Directors of Lexington Resources, Inc. dated March 27, 2006 on the consolidated financial statements of the Company as at December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from September 29, 2003 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia